Santiago, December 28, 2007.

Senor
Juan Jose Quijano Fernandez
El Vergel 2316,
Santiago, Chile

Dear Mr. Quijano

Through this letter, as representative, only for this matter, of Global Gold Corporation, I would appreciate your agreeing to extent the due date, from 30th of January 2008 to the 31st March 2008, for formalizing the commitment related to your mining properties in Ipun Island and southwest cost of Chiloe Island, X Region, Chile.

Therefore, for Global Gold Corporation the possibility to formalize the purchasing option of theses properties or that they are giving as part of a new joint venture, as it was done with Global Gold Valdivia, remains as an exclusivity from any other third parties, as it was previously agreed in "Letter-Agreement" dated September 5, 2007.

Yours sincerely,




                        William Edward Shouldice Urquhart
                                RUT N(0)14.737.538-7





Signed as confirmed and agreed:
Juan Jose Quijano Fernandez
RUT N(0)5.109.964-8
Date:  28.12.07